Exhibit 10.57

Agreement to Provide Services

Prepared and Signed on September 24, 2012

Between:

InterCure Ltd. 512051699

Domiciled at 16 Hatidhar Street, Ra'anana, 43652

C/O: CFO Direct Ltd.

(Hereinafter: "the Company")

As One Party;

And:

Giboov Ltd.

Company No. 51-4824465

P.O.B. 5335, Caesarea

(Hereinafter: "the Service Provider")

As the Other Party;

(The Company and the Service Provider collectively hereinafter: "the Parties")

Whereas:	The Company is interested in receiving online product marketing and sales promotion services as specified in Appendix A to this Agreement (hereinafter: "the Services") from the Service Provider;
Whereas:	The Service Provider has the knowhow, experience, resources and ability required to perform and render the Services with efficiency and skill, in the manner and at the time specified in this Agreement;
Whereas:	The Parties are interested in defining and settling the terms of providing the Services and performing the Service Provider's undertakings and their legal relationship in all matters pertaining to the provision of the Services in accordance with the terms of this Agreement herein;

Whereby it was Agreed, Declared and Conditioned between the Parties as follows:

1.	Preamble and headings

1.1	The preamble to this Agreement, including the Parties' declarations included herein, form an integral part thereof and will be viewed as one of the Agreement's terms and conditions.

1.2	The classification of the provisions of the Agreement into sections and subsections and the section headings are all intended merely for the convenience and orientation of the reader and are not to be used for interpreting this Agreement.

1

2.	The Service Provider's declarations and undertakings

The Service Provider hereby declares and undertakes as follows:

2.1	There is no legal or other impediment that prevents the Service Provider from entering into this Agreement and meeting all its undertakings thereunder and the signing of this Agreement and the fulfillment of each of its undertakings, from time to time, do not and will not cause a violation by the Service Provider of any agreement, contract, engagement, document or other undertaking toward any party whatsoever to which it is currently a party and/or do not constitute a violation of and/or deviation from any instruction and/or decision by a court of law and/or other legal jurisdiction and/or do not cause a violation of any legal provision which applies to it and/or of any provision of a license, permit and/or certification granted.

2.2	Through its employees and officers, the Service Provider has the knowhow, ability, experience and skills required to perform all its undertakings in accordance with the provisions of this Agreement.

2.3	It undertakes to render the Services with the skill, expertise, dedication, loyalty and integrity toward the Company.

2.4	It will inform the Company immediately in writing of any instance of conflict of interests with the Company and will avoid marketing a product or service that directly competes with the Company's areas of activity as they are on the date of signing this Agreement.

2.5	It is aware that the Parties have no intention of establishing or maintaining employer-employee relations between them, that all the Services rendered by it to the Company according to this Agreement will be rendered as an independent service provider against tax invoices and that all the amounts stated in this Agreement and all the undertakings assumed by the Parties in the context of the Services are based on the accuracy of the assumptions regarding the nature of the legal relationship being founded in this Agreement.

2.6	It is hereby agreed that for the purpose of rendering the Services as stated in this Agreement, the Service Provider is a new company whose entire objective is to provide services to the Company pursuant to this Agreement.

3.	The Company's declarations and undertakings

The Company hereby declares and undertakes as follows:

3.1	It has the financial ability needed to meet its undertakings pursuant to this Agreement.

3.2	There is no legal, contractual or other impediment that prevents it from receiving the Services on its behalf from the Service Provider and the receipt of the Services does not constitute a violation or impairment of any contractual and/or other right of any third party.

2

3.3	Effective from the date of approval of this Agreement (as defined below), the Company will provide in favor of the online sales activity monthly online advertising budgets of at least US$ 130 thousand, provided that starting from January 2013, the actual return on the investment in any given month will be at least 100% (for example, a monthly advertising budget of US$ 100 thousand will yield to the Company monthly proceeds of at least US$ 100 thousand from the online marketing activity (as this term is defined in Appendix B). In addition, in the first 12 months from the date of approval of this Agreement, the Company undertakes to provide a budget of US$ 50 thousand in favor of examining new advertising channels and methods, provided that the Company's quarterly expense incurred for this purpose does not exceed US$ 15 thousand.

4.	The nature and scope of the Services

4.1	Among others, the Service Provider will be in charge of the areas detailed in the service specifications hereby attached as Appendix A.

4.2	The Services will be rendered to the Company by the Service Provider and the latter will assign its team members for the purpose of providing the Services throughout the engagement period.

4.3	It is hereby clarified that the Company will participate in making any material decisions by the Service Provider for the purpose of rendering the Services, including the identity, replacement or assignment of the service providers and/or employees etc.

5.	The Agreement term

5.1	The Agreement will be in effect from September 25, 2012 (hereinafter: "the Effective Date") until it is concluded as detailed in this section 5 (hereinafter: "the Agreement Term"). The Agreement will become effective upon signing, excluding the provisions of section 7 below which will become effective after all the legally required approvals are obtained (including the meeting of the Company's shareholders and/or the Tel-Aviv Stock Exchange Ltd. (hereinafter:"the TASE") for the allocations detailed in this Agreement). In the event that these approvals are not obtained within 90 days from the Effective Date, this Agreement shall become null and void as follows:

5.1.1	The sole consideration of any type to which the Service Provider will be entitled will be US$ 40 thousand a month plus the legally required VAT for every month in which the Services were rendered (in the event that the Services were rendered for part of a month, the relative portion of the consideration shall be paid), excluding the Initial Term (as defined below).

5.1.2	In the event that all the approvals according to the Agreement are obtained within 90 days and the Agreement become effective, the payments made during this period will be viewed as payments for the software and the period will be offset as part of the Initial Term (as defined below).

5.2	The Parties hereby agree that the first four months of this Agreement shall be defined as the "Initial Term".

5.3	This Agreement will be concluded at the end of three (3) years from the Effective Date, subject to the terms specified in section 6 below.

3

5.4	Notwithstanding the aforesaid, the Company will be entitled to terminate this Agreement immediately, without providing advance notice and without any compensation and at its sole discretion, if any of the following events occur:

5.4.1	The Service Provider is convicted of committing theft, vandalism or intentional damage to the Company's property.

5.4.2	The Service Provider is convicted of committing a crime involving moral turpitude.

5.4.3	The Service Provider commits a fundamental violation of the Agreement and this violation, to the extent that it is rectifiable, is not rectified within 14 days from the date of the Company's announcement in writing of said violation, or a non-fundamental violation that is not rectified within 30 days from the date of the Company's announcement in writing of said violation.

5.4.4	In the event that starting from March 1, 2014, the Service Provider does not meet the benchmarks detailed in section 6.4 below (namely, the Company's monthly proceeds from the online marketing activity of at least US$ 140 thousand) for a period of four consecutive months.

If any of the circumstances described in subsections 5.4.1 and 5.4.2 above occur, the Service Provider undertakes to terminate the engagement with such employee at the earlier of: (1) two business days from the date of receiving the Company's written announcement or (2) two business days from the date on which the Service Provider becomes aware of the occurrence of said circumstances.

6.	Consideration and payment terms

In return for the provision of the Services and the fulfillment of all of the Service Provider's undertakings according to this Agreement, the Company shall pay the Service Provider a monthly fee of US$ 40,000 plus legally required VAT (hereinafter: "the Consideration"), subject to the following conditions:

6.1	Subject to the approval of the Agreement, as described in subsection 5.1.2 above, during the Initial Term, the Consideration will not be paid to the Service Provider for the Services.

6.2	In respect of the Services provided in the first four months after the Initial Term (namely, eight months from the Effective Date of the Agreement), the Company will pay the Consideration without prerequisites.

6.3	In respect of the Services provided in the last four months of the first year of the Agreement (namely, months 9-12), the Company will pay the Consideration provided that its monthly proceeds from the online marketing activity (as defined in Appendix B) are at least US$ 50,000. The calculation of the Company's monthly proceeds from the online marketing activity with respect to this section 6.3 will be based on the average three (3) months in the fourth calendar quarter of 2013.

4

6.4	In respect of the Services provided from the end of the first year of the Agreement Term through the end of the Agreement Term, the Company will pay the Consideration for the Services provided that its monthly proceeds from the online marketing activity are at least US$ 140 thousand whereby the calculation of the Company's monthly proceeds from the online marketing activity with respect to this section 6.4 will also subtract actual direct additional costs in a total not exceeding US$ 7,500 which can be directly attributable to the online marketing activity. The calculation of the Consideration and sales as above will be based on an average of the six (6) months that consist of the calendar quarter that ends before each measurement and examination point and the quarter that ends after the measurement and examination point. Without derogating from the aforesaid, the first examination point according to this section will be once the results of the fourth calendar quarter of 2013 are obtained and the calculation in relation to this examination point only will be based on this quarter (three months). Moreover, for the purpose of this section 6.4 only, each additional expense which the Parties agree is needed for the online marketing activity and is not at the Company's expense only will be included as an expense in the calculation of the monthly proceeds as discussed above.

7.	Options

7.1	After obtaining all the legally required approvals, the Service Provider will be allocated non-marketable stock options which are exercisable into Ordinary shares of the Company with no par value (hereinafter: "the Options"). The Options will be exercisable subject to compliance with the following sales targets:

No. of Options [1]	Annual sales targets (US$)
6,055,555	4,000,000
4,037,037	5,000,000
4,037,037	15,000,000
6,055,555	30,000,000
Total: 20,185,184

7.2	The above table presents the sales targets for each level, calculated as the total sales from the product's online marketing activity in the six months preceding the calculation date (as defined below) multiplied by two (2). The calculation of these sales targets also includes sales made by and/or to third parties with which the engagement was solicited by the Service Provider.

7.3	The examination will be based on International Financial Reporting Standards (hereinafter: "IFRS").

7.4	The first average sales examination will be performed at the end of two whole calendar quarters in which the Services are rendered to the Company according to this Agreement, from the Effective Date. In subsequent periods, the examination will also be performed when the reports are issued and at the end of each calendar quarter (defined hereinafter as: "the calculation date") for the six months preceding said examination date.

[1]	Assuming all the Options are exercised by the Service Provider and the exercise price is paid for each Option, the total proceeds for the Company will approximate NIS 10,900,000 (approximately US$ 2,800,000).

5

7.5	The exercise price of the Options will be NIS 0.54 per Ordinary share. If bonus shares are distributed, the number of shares that an optionee may receive upon exercise will be adjusted to reflect the bonus shares to which the optionee would have been entitled had it exercised the options. In addition, the proper adjustments will be made for the distribution of a cash dividend or the issuance of rights in the Company whereby the reduction in the exercise price in the event of dividend distribution will be for the full gross dividend amount per share.

7.6	It is hereby agreed that subject to applicable laws, all the Options will be available for a cashless exercise (with a minimum exercise price of the NIS 0.1 based on the TASE's articles of association) whereby in the event that the Service Provider or its shareholders choose to exercise the Company's options using a cashless exercise, the Company will allocate shares in a number that reflects the intrinsic economic value of the Options exercised on a cashless basis given the exercise price actually payable according to the TASE's articles of association as discussed above) and based on the share price calculated according to the mechanism described in section 8.4 below.

7.7	The Options will vest commensurate with the achievement of the sales targets whereby once a certain sales level is obtained, the Options in this level and in all the anteceding levels that have vested may be exercised, in whole or in part (for example, if a sales target of US$ 6,000,000 is obtained at the first examination point, 10,092,592 Options will vest). Without derogating from the aforesaid, Options that are not exercised by the end of a period of five years from the Effective Date will expire and become non-exercisable.

7.8	For the removal of doubt, after the Agreement is concluded as discussed in section 5 above, no new Options that have not been granted during the Agreement Term will be granted.

7.9	The Service Provider will exclusively bear all the direct and indirect taxes arising from the grant and/or exercise of the Options and from the sale of Company shares arising from the exercise of the Options.

8.	Put option

On the date of signing this Agreement, the Service Provider's shareholders will be granted a non-transferrable Put option to obligate the Company to purchase the entire shares held by the Service Provider and its employees, which will be exercisable only by all of the Service Provider's shareholders (hereinafter: "the Put option"). The Put option will be in effect throughout the Agreement Term, subject to the following conditions:

8.1	The Put option will become effective at the end of 18 months from the Effective Date.

8.2	In return for the Service Provider's shares, the Company will pay the Service Provider's shareholders on the date of signing this Agreement: (i) the value of the Service Provider's business activity calculated according to the multiplier method [2] at a maximum of US$ 110 thousand and with the addition of (ii) the intrinsic economic value of the Options (as this term is defined in Appendix B).

[2]	Multiplying the Service Provider's EBITDA gain in the last 12 months before the date of exercising the option as discussed in section 8.1 above by 3.

6

8.3	The Put option will be activated by providing a written notification to the Company.

8.4	For the removal of doubt, options that have been exercised into Company shares by the Service Provider will not be included in the consideration discussed in section 8.2 above and no new shares will be granted in return for these options if the Put option is activated.

8.5	For the removal of doubt, after the Put option is exercised as discussed in section 8.1 above and the Company acquires the Service Provider, the Service Provider will be delivered to the Company free of all liabilities, including accrued severance pay, trade payables etc.

8.6	The consideration discussed in this section will be paid entirely at the Company's exclusive discretion (and subject to the provisions of section 8.5 above) in cash or by allocating Ordinary shares of the Company. Should the Company choose the latter option, the value of the share will be determined based on the average quoted market price of the Company's share on the TASE in the 30 trading days preceding the date of notification of the Put option's activation.

8.7	The Parties agree that the allocation of the Company's Ordinary shares as discussed in section 8.6 above will be subject to the provisions of applicable laws and to obtaining all the necessary approvals, including the TASE's listing for trade approval and the relevant statutory restrictions applicable to the sale of shares. Without derogating from the aforesaid, the Company hereby undertakes to make its choice of payment within seven days from receiving notification of the Put option's activation and effect it within 90 days subject to obtaining all the legally required approvals. If such approvals for the allocation of shares are not obtained in said timeframe, the Company will be entitled to issue a certain number of shares whose issuance does not require such approvals of at least: (i) a number of Company shares equivalent to 24.5% of the Company's issued and outstanding share capital, or (ii) a number of Company shares issued on a cashless basis (while taking into account the cash exercise price payable according to the TASE's articles of association) to which the Service Provider is entitled on the date of making the payment pursuant to section 8.2 above, and subject to a minimum consideration for each Company share according to the TASE's articles of association whereas the balance payable to the Service Provider's shareholders will be paid by exercising the Options by the Service Provider or in cash by the Company at the Company's sole discretion.

9.	Call option

On the date of signing this Agreement, the Company will receive a non-transferrable Call option to purchase the Service Provider's entire share capital in effect starting one year from the Effective Date throughout the Agreement Term, subject to the following conditions (hereinafter: "the Call option"):

In return for the Service Provider's share capital, the Company will allocate to the Service Provider's shareholders Options in order to complete the number of allocated Options that had vested prior to the exercise date of the Call option to a total number of 20,185,184 options for the period and exercise price detailed in sections 7.5 and 7.7 above. All these options will vest immediately on the date of notification of the exercise of the Call option. Alternatively, at the Company's discretion as part of the notification of the exercise of the Call option, the Company will pay the Service Provider's shareholders the entire consideration for the shares in cash calculated pursuant to the formula in section 8.2 above, taking into account all 20,185,184 options.

7

If the approvals are not obtained in the timeframe described above regarding the allocation of the Options (or the shares underlying the exercise of the Options), the Company will be able to issue a number of options whose issuance does not require such approvals of at least: (i) a number of Company shares underlying the exercise of the Options equivalent to 24.5% of the Company's issued and outstanding share capital, or (ii) a number of Company shares underlying the exercise of the Options issued on a cashless basis (with a minimum exercise price of 10 Agorot of the NIS based on the TASE's articles of association) to which the Service Provider is entitled on the date of making the payment pursuant to section 8.2 above, and subject to a minimum consideration for each Company share underlying the exercise of the Options according to the TASE's articles of association whereas the balance payable to the Service Provider's shareholders will be paid by exercising the Options by the Service Provider or in cash by the Company at the Company's sole discretion.

9.1	The Call option will be activated by providing a written notification to the Company and will become effective within 30 trading days from the date of receiving notification by the Service Provider after all the various calculations regarding said consideration have been completed (the share's average quoted market price in said 30 trading days).

9.2	For the removal of doubt, options that have been exercised into Company shares by the Service Provider will not be included in the consideration discussed in section 9.1 above and no new shares will be granted in return for these options if the Call option is activated.

9.3	For the removal of doubt, after the Call option is exercised as discussed in section 9.1 above and the Company acquires the Service Provider, the Service Provider will be delivered to the Company free of all liabilities, including accrued severance pay, trade payables etc.

9.4	The allocation of Options according to this section will be subject to the provisions of applicable laws and to obtaining all the necessary approvals, including the TASE's listing for trade approval and the relevant statutory restrictions applicable to shares.

10.	Additional services: purchase of software

Affiliate software

10.1	The Company will purchase rights to use the Affiliate software (hereinafter: "the Software"), which will be used by the Service Provider in rendering the Services, from a third party in return for US$ 153 thousand payable as follows: US$ 80 thousand on the Effective Date and the balance after three (3) months. For the removal of doubt, failure to receive the Company's general meeting's approval for the engagement will not impair the Company's undertaking to purchase the Software and pat for it as described above.

10.2	It is agreed that after they are purchased, the (non-exclusive) rights to use the Software will be wholly owned by the Company.

10.3	During a period of three years from the date of purchase of the Software the Company will be entitled to receive from the Service Provider, or any party on its behalf, any Software upgrades, without consideration, including technical support as defined in a separate agreement to be signed with the Software provider.

8

MMP software

10.4	During the Agreement Term, the Service Provider will also render the Services based on the Company's needs using the MMP software for media management (hereinafter: "MMP software").

10.5	The Parties agree that in the event that the engagement according to this Agreement is terminated, the Company will have the right to purchase the MMP software's usage rights, including entitlement to any software upgrades and technical support as provided to the software provider's other MMP software users for a period of three years from the date of purchase. The consideration for the purchase of the MMP software and the technical support will not exceed the market price of the MMP software as it was on the date of purchase and less a 40% discount. For the removal of doubt, the Service Provider undertakes to secure the above right by itself or through a third party.

10.6	The Company will also reimburse the Service Provider for expenses incurred in customizing the MMP software totaling US$ 25,000 plus VAT. Once a minimal annual sales target of up to US$ 5 million is achieved from the online marketing activity (according to the calculation described in section 7 above), to the extent that it is achieved by March 2014, the expenses will be reimbursed in March 2014.

11.	The nature of the Parties' relationship and the Service Provider's status

11.1	The Service Provider or any of its employees, suppliers or representatives and the Company will not have any employer-employee relations, at all times, with all the implications arising therefrom, which would result in the Service Provider's Consideration for the Services being considerably higher than the "wages" that it would have received had it been an "employee" since it would have embodied all the social benefits and employer costs that would have been paid in the case of an employer-employee relationship between the Company and the Service Provider.

11.2	The Service Provider or any of its employees, suppliers or representatives do not and will not have any employee rights and will not be entitled to any payment and/or compensation and/or other benefits in connection with the rendering of the Services by it or their termination and it is prevented from claiming otherwise before any entity whatsoever, including a tribunal.

11.3	It is hereby clarified that the Company's right to supervise and instruct the Service Provider in performing the Services according to this Agreement is granted merely as a means of ensuring that the Agreement is executed and does not create any employer-employee relations.

11.4	The Parties agree that if a court of law or tribunal or other authorized entity decides, despite the Parties' express intention, that the Service Provider or any of its employees, suppliers or representatives constitutes an employee of the Company, the Service Provider will indemnify the Company for any expense and/or damage sustained as a result thereof, including employer's obligations and/or any other payment made to the Service Provider. The Service Provider hereby irrevocably undertakes to indemnify and/or compensate the Company immediately upon the latter's first demand for any amount borne by the Company due to any charge imposed on it, including lawyers' fees, which originates from the ruling that the factual and/or legal status differs from that declared in this section. The Service Provider hereby undertakes to have all its employees sign a statement that they are not and will not be viewed in the future as the Company's employees and will have no argument and/or claim and/or demand toward the Company in connection with their employment at the Service Provider.\

9

11.5	It is hereby agreed that, notwithstanding the aforesaid in this Agreement expressly and/or in respect of damages relating to the Agreement's violation by the Company, the Company will not be obligated to provide any payment and/or monetary or other compensation to the Service Provider and/or its shareholders.

11.6	It is hereby agreed that the Company's undertakings in connection with the payment for the Service Provider's shares in the event of exercise of the Put or Call options will be viewed as undertakings in favor of a third party and the Service Provider's shareholders will be entitled to rely on this Agreement and demand that the Company's undertakings toward then with respect to the exercise of the Put or Call options be enforced.

12.	Intellectual property

12.1	It is hereby expressly agreed that all the Services and their products delivered to the Company by the Service Provider are delivered on a work for hire basis and that all the rights, including the right to file patent and/or model applications, the right to patents and/or models, trade secrets, trademarks, copyright and industrial or other IP regarding any inventions (patent service or other), progress, developments, improvements, ideas and applications which the Service Provider will invent, develop, contemplate or that is otherwise reached, alone or in collaboration with others, in connection with and/or arising from a combination of the Services rendered to the Company by it, or created during the period of the Services by the Service Provider and of the products sold by the Company, including all the rights to related products and to any future development, provided that they are all related to the product directly (hereinafter: "Inventions"), will be the Company's exclusive property and owned by it for all intents and purposes such that it will be able to treat them as owners do and, without limitation, act to realize them or commercialize them worldwide and the Service Provider hereby waives any such right and assigns it to the Company.

12.2	It is also agreed that the Consideration to which the Service Provider is entitled according to this Agreement represents full payment for the Service Provider's Inventions as well as consideration pursuant to Article 134 to the Patent Law, 1957.

12.3	It is hereby clarified and agreed that all the trade secrets, progress, developments, improvements, ideas and applications made by the Service Provider (alone and/or with others) in connection with the product's online marketing activity are and will be the Service Provider's property (to the extent that their ownership can be attributed to the Service Provider and not to commons) and will be entitled to use them as owners do.

13.	Loyalty, confidentiality and non-competition

13.1	The Service Provider will act in good faith and in a reasonable, professional and proficient manner to attain the engagement targets and for the good of the Company.

13.2	Throughout the Agreement Term, the Service Provider will refrain from any activity which represents a conflict of interests with the Company and/or any action which violates the provisions of this Agreement.

10

13.3	The Service Provider hereby declares and undertakes that throughout the engagement period and thereafter (for an indefinite period), it will maintain in absolute confidentiality all information or reports that are directly or indirectly related to the Company's business and/or operations and/or their marketing and any information relating to them and/or to the Company's customers and/or suppliers and/or any enterprises related in whatever form to the Company and/or the Company's shareholders, including technical, economic, commercial or other information or knowhow which reaches and/or is held by the Service Provider during or as a result of the engagement with the Company and does not constitute common knowledge (hereinafter: "the confidential information") and will maintain absolute confidentiality about all matters pertaining to the Company's operations, businesses and other affairs.

13.4	The Service Provider undertakes not to compete against the Company (against the Company's areas of activity as they are on the date of signing this Agreement) by solicitation, offer, work or business, whether as an individual or a corporation, whether directly or indirectly, whether alone or with others, including not through the Service Provider and/or any other corporation to which it is related throughout the engagement period and will not use the confidential information (including for the purpose of selling other services and products of third parties) without the Company's express advance written approval.

13.5	The Service Provider's undertakings as discussed in this section will be in effect and binding to the Service Provider upon the termination of this Agreement or in any event of cancellation of this Agreement.

13.6	The Service Provider hereby declares that it is aware that the Consideration which it will receive according to this Agreement will be given to it provided, among others, that it fulfills its undertakings as above.

13.7	The Company undertakes that to the extent possible, it will coordinate with the Service Provider, in advance and in writing, the content of the immediate announcements and reports that the Company will issue regarding this Agreement, and especially refrain from mentioning the names of the controlling shareholders in the Service Provider and/or their relatives without the advance and written consent of such individuals, unless the Company is required to do so pursuant to applicable laws.

14.	Liability

14.1	The Service Provider undertakes that its employees and/or anyone on its behalf that provides the Services to the Company according to the provisions of this Agreement will meet all regulatory requirements and/or Israeli or international standards as customary in this segment and pursuant to applicable laws.

14.2	The Service Provider will obtain the Company's approval for content presented to customers, including on the websites, email communications and sales scripts. For the purpose of this section, "content" will also include product pricing and services. The Company undertakes to approve the proposed content or provide constructive comments thereon within a reasonable timeframe.

14.3	The Service Provider will not be liable toward the Company for any loss of income and/or loss of earnings and/or indirect damage arising from the Company's use of or inability to use the Services and will not be liable for any direct damage resulting from the Services, provided that the Services have been rendered in accordance with the provisions of this Agreement and with the Company's guidelines, as they will be delivered to the Service Provider in writing from time to time.

11

14.4	The Service Provider hereby declares that the use of the MMP software and the Software will not constitute an offense and/or a violation of any applicable law or an impairment of rights, including a violation of IP rights or copyright of any entity. The Service Provider hereby undertakes to compensate and indemnify the Company for any damage, whether direct or indirect, and for all expenses and/or payments sustained due to any claim, legal proceeding and/or litigation filed against the Company for the use of the MMP software and the Software which represents a violation of IP rights and/or copyright. For the removal of doubt, the abovementioned expenses include court fees, attorneys' fees and other expenses in connection with such legal proceedings.

15.	Termination of the engagement

15.1	The Service Provider undertakes that on the date of termination of the engagement between the Parties, for whatever reason, it will return to the Company all the documents, materials and computer files that had been delivered to it or prepared by it in connection with the rendering of the Services through the date of termination of the engagement between the Parties, including copies.

16.	Miscellaneous

16.1	The contents of this Agreement exhaust all the agreements reached between the Parties and supersede all other negotiations, declarations, presentations, undertakings or agreements which had been reached prior to or concurrently with the signing of this Agreement, which are now null and void.

16.2	Any change or addition to this Agreement will only become effective if it is prepared in writing and signed by all Parties.

16.3	The authorized court in Tel-Aviv has exclusive jurisdiction in all matters relating to this Agreement, as governed by Israeli law.

16.4	The domiciles of the Parties for the purpose of this Agreement are as specified in the preamble to the Agreement or may be any other domicile or fax number in Israel, as notified to the other party in writing.

16.5	Any notice regarding this Agreement delivered by one party to another pursuant to or in connection with this Agreement shall be in writing and will be delivered to the recipient by personal delivery or registered mail to its domicile, or by fax, and will be viewed as having been delivered to the recipient on the date of personal delivery, or at the end of three business days after being sent via registered mail, or on the date of delivery via fax, provided that the date of delivery is a business day and that the sender has proof of delivery, as applicable, and provided that in any event of notice delivered to the Service Provider and/or its shareholders, a copy of the notice is produced to the Service Provider's representative, Attorney Udi Knaani of Furth, Wilensky, Mizrachi, Knaani Law Office.

12

In Witness whereof, the Parties hereby provide their Signatures:

/s/ Ronen Twito	/s/ Avner Yassur, Shay Ben-Yitzhak
InterCure Ltd.	Giboov Ltd.

The Service Provider's shareholders:

We, the undersigned, jointly and severally, undertake to indemnify the Company for any damages caused to the Company as a result of a malicious act committed by the Service Provider and/or anyone on its behalf, up to a maximum aggregate sum of US$ 1,000,000.

/s/ Avner Yassur
Mr. Avner Yassur

/s/ Shay Ben-Yitzhak
Mr. Shay Ben-Yitzhak

13

Appendix A - the Services

In order to achieve the targets set forth in the Agreement, the Service Provider will provide the following Services:

1.	Online marketing services

1.1	The Service Provider will lead the product's online sale process from creating the device ads using online advertising budgets and/or other techniques (such as SED), as determined pursuant to the provisions of section 4.3 to this Agreement, presenting the product on the Company's website and/or on the phone through selling the product on the Company's website and/or on the phone.

1.2	In order to render the Services, the Service Provider will provide an online marketing team of at least 4 full-time employees (equivalents) who will cover the following areas: consumer marketer, copywriter, front end programming, Marcom/social marketing, media buyer, analyst, system admin, online resellers & affiliates manager.

1.3	In addition, the Service Provider will also lead the activities in the following professions: creative and Tele-sale. The final decision regarding the engagement contract and the budget for any additional relevant service providers will be made exclusively by the Company.

1.4	The Company will be responsible for supplying the device and providing customer support. The Service Provider and the Company will collaborate in marketing, sales, logistics and customer service interfaces in order to increase the sales, proceeds and return on the investment in the online advertising activity.

2.	Other services

The Service Provider will allow the Company use of its office space so as to allow the Company's employees involved in the marketing, sales and logistics process (up to three employees) to work in a single space with the Service Provider's online marketing team in favor of the online sales and marketing activities.

14

Appendix B - accounting definitions regarding the online marketing activity

The product - RESPeRATE and its different versions as well related services and products that are sold or will be sold by the Company and/or anyone on its behalf. The Service Provider is entitled to add to its service area as defined in this Agreement other products and services sold by the Company with the Company's consent.

Online marketing activity sales - the Company's total sales, whether on its websites or through resellers and affiliates, arising from the online marketing activity, all in conformity with IFRS. For the removal of doubt, sales of retail and medical distribution channels and exclusive distribution agreements will not be viewed as part of the online marketing activity.

The Company's monthly proceeds from the online marketing activity - the sales of the Company's products arising from the online marketing activity less cost of sales (pursuant to IFRS) including each product sold less the Company's costs of purchasing the online marketing activity for the products marketed online. For the removal of doubt it is hereby clarified that the payment to the Service Provider will not be taken into account in said calculation and will not reduce the proceeds.

The intrinsic economic value of the Options - the average closing price of the Company's share on the TASE in the 30 trading days preceding the date of the relevant notice (except the circumstances described in section 9.2 above which are subject to the provisions of said section) less the Option's exercise price on the date of the relevant notice of exercise (but not less the actually paid exercise price, if any).

15